UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 26, 2017

SEACOR Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12289	13-3542736
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Eller Drive, Fort Lauderdale, Florida	33316
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(954) 523-2200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Entry Into a Material Definitive Agreement.
Merger Agreement
On June 26, 2017, Illinois Corn Processing Holdings Inc. (“ICPH”), a wholly-owned subsidiary of SEACOR Holdings Inc. (the “Company”) and the owner of 70% of the equity interests in Illinois Corn Processing, LLC (“ICP”), MGPI Processing, Inc., the owner of the remaining equity interests in ICP (“MGP” and, together with ICPH, the “Sellers”), and ICP entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pacific Ethanol Central, LLC, a subsidiary of Pacific Ethanol, Inc. (“Buyer”), and ICP Merger Sub, LLC, a wholly-owned subsidiary of Buyer (“Merger Sub”), pursuant to which, upon the terms and conditions set forth therein, (a) Merger Sub will be merged with and into ICP (the “Merger”) with ICP being the surviving company and Buyer becoming the sole owner of ICP, and (b) the Sellers’ equity interests in ICP will be converted into their right to receive their proportionate percentage (i.e., 70% for ICP and 30% for MGP) of merger consideration consisting of (i) $30.0 million in cash (the “Cash Consideration Amount”) and (ii) secured promissory notes of Merger Sub (which, pursuant to the Merger, will become obligations of ICP) in the aggregate principal amount of $46.0 million, subject to a post-closing working capital adjustment. The obligations of the surviving company under the promissory notes will be secured by the equity and substantially all of assets of ICP.
Upon the execution of the Merger Agreement, Buyer made a deposit of $2,000,000 with the Sellers (in their proportionate shares) which will be credited against the Cash Consideration Amount if the Merger is consummated or forfeited by Buyer upon the termination of the Merger Agreement in certain specified circumstances.
The closing of the transaction is subject to certain customary conditions. Either the Sellers or Buyer may terminate the Merger Agreement if the closing has not occurred by August 25, 2017, subject to extension in certain events. The Merger Agreement also provides for post-closing indemnification by the parties for breaches of representations, warranties and covenants subject to certain deductibles and limitations on damages. Concurrently with the consummation of the Merger, the Company agreed to enter into a Transition Services Agreement with ICP pursuant to which it will provide certain services to ICP for a limited period of time.
The parties to the Merger Agreement have agreed to use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Merger Agreement has been provided solely to inform investors of the terms of that agreement. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement, and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, ICPH, MGP, ICP, or Buyer or any of their respective subsidiaries or affiliates.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated June 26, 2017, by and among Illinois Corn Processing Holdings Inc., Illinois Corn Processing, LLC, MGPI Processing, Inc., Pacific Ethanol Central, LLC, and ICP Merger Sub, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Holdings Inc.

By:	/s/ BRUCE P. WEINS
Name:	Bruce P. Weins
Title:	Senior Vice President and Chief Financial Officer

Dated: June 27, 2017

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated June 26, 2017, by and among Illinois Corn Processing Holdings Inc., Illinois Corn Processing, LLC, MGPI Processing, Inc., Pacific Ethanol Central, LLC, and ICP Merger Sub, LLC.